Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fiscal 2024 Third Quarter Results
•U.S. Consumer third quarter net sales of $1 billion exceed prior year by 11 percent; Consumer engagement shows strength with unit POS up 10 percent year-to-date
•Third quarter GAAP gross margin rate of 29.5 percent improves 1,110 bps over prior year; Non-GAAP adjusted gross margin rate of 29.2 percent improves 790 bps
•Hawthorne proprietary Signature sales increase 6 percent in Q3
•Third quarter 2024 GAAP EPS of $2.28; Non-GAAP Adjusted EPS of $2.31 nearly doubles third quarter 2023 non-GAAP result

MARYSVILLE, Ohio, July 31, 2024 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden as well as a leader in indoor and hydroponic growing products, today announced its results for the third quarter ended June 29, 2024.

“Despite a sluggish start to the lawn and garden season, we successfully delivered significant POS growth, profitability and share gains across our consumer products portfolio through the fiscal third quarter,” said Jim Hagedorn, chairman, CEO and president. “Our performance reflects the power of our U.S. consumer business and our ability to adapt and respond to external factors.

“We more importantly continued our year-long trajectory of meeting or exceeding key financial metrics that drive the greatest value for our Company and shareholders. Looking ahead, we’re comfortable with our position in Q4 and expect a strong fall, enabling us to establish a foundation for growth heading into fiscal ’25.”

Financial Results

Third Quarter Details
For the quarter ended June 29, 2024, total Company sales were $1.2 billion, an increase of 7 percent compared to $1.1 billion a year ago. U.S. Consumer net sales increased 11 percent to $1 billion from $0.9 billion in the same period last year. U.S. Consumer segment favorability was mainly driven by shipment volume to support incremental seasonal promotional activity.

“Consumer engagement with our brands has remained high through fiscal ‘24, and we expect to drive continued participation through the fall with well-timed media and promotional plans in conjunction with our retail partners,” said Matt Garth, chief financial and administrative officer.

“We are tracking favorably to the financial goals we established for the full year, giving us confidence that we will achieve the EBITDA guidance we provided in June and set ourselves up for improved performance in 2025.”

Hawthorne segment net sales for the quarter decreased 28 percent, to $67.7 million, compared to $93.4 million last year. The decline was largely due to the Company’s previously announced discontinuation of its third-party distributed brands business. Third quarter net sales of Hawthorne’s proprietary Signature brands increased 6 percent versus the same quarter last year led by nutrients and lighting.

“Hawthorne has generated its first profitable quarter since the third quarter of fiscal 2022, a reflection that the changes we have made are strengthening the business despite continued industry hardships,” said Chris Hagedorn, division president. “We are on track to break-even or better adjusted EBITDA in fiscal 2024 and are positioning Hawthorne for future growth.”

GAAP and non-GAAP adjusted gross margin rates for the quarter were 29.5 percent and 29.2 percent, respectively. These compare to 18.4 percent and 21.3 percent, respectively, in the prior year. The significant improvement was primarily attributable to lower warehousing and transportation costs, lower material costs and inventory write-downs, higher commissions and favorable mix.

SG&A increased 15 percent to $147.9 million during the quarter compared to $128.5 million a year ago, mainly driven by higher accruals for incentive compensation, the majority of which are equity-based and excluded from adjusted EBITDA.

Other expense was $6.9 million in the quarter primarily due to the discount on sales of accounts receivable under the Company’s accounts receivable sale agreement. Costs associated with prior years’ accounts receivable financing facilities were included as a component of interest expense below operating income.

Interest expense during the quarter declined 18 percent compared to the same quarter last year, predominantly from lower debt levels partially offset by higher interest rates year over year. The Company’s average net debt to adjusted EBITDA leverage ratio at the end of the quarter was just under 5.5 times, well within the covenant maximum of 6.5 times.

The Company reported GAAP net income of $132.1 million, or $2.28 per diluted share, compared with $43.7 million, or $0.77 per diluted share, in the same quarter a year ago. Non-GAAP adjusted net income for the quarter, which excludes impairment, restructuring and other non-recurring items, more than doubled to $133.8 million, or $2.31 per diluted share, from $66.0 million, or $1.17 per diluted share, for the same period last year.

Year-to-date Details
For the first nine months of fiscal 2024, total Company net sales were $3.1 billion, down 1 percent from $3.2 billion a year earlier. U.S. Consumer segment sales increased 2 percent to $2.7 billion. Growth year-to-date was related to incremental promotions and listings in gardens along with strength in controls from weather-driven demand, partially offset by declines in grass seed. Sales for the Hawthorne segment decreased 33 percent to $214.2 million led by discontinued sales of certain growing environment and growing media distributed brands.

The company-wide gross margin rate was 28 percent on a GAAP basis and 30.2 percent on a non-GAAP adjusted basis compared with rates of 22.5 percent and 27.6 percent, respectively, a year ago. SG&A was roughly flat at $441.4 million.

Below operating income, results through the third quarter include $3.9 million adjusted equity income from the Bonnie JV that excludes a pre-tax impairment charge of $10.4 million recorded during the first quarter of this fiscal year. The year-to-date adjusted equity income is comparable to the results for the same period a year ago.

On a company-wide basis, GAAP net income was $209.1 million, or $3.64 per diluted share, compared with $88.3 million, or $1.57 per diluted share, for the first nine months a year ago. Excluding impairment, restructuring and other non-recurring items, non-GAAP adjusted earnings were $263.5 million, or $4.58 per diluted share, compared with $223.4 million, or $3.97 per diluted share, last year.

Fiscal 2024 Outlook

The Company reaffirms the non-GAAP fiscal 2024 guidance issued in June with the exception of Hawthorne net sales, which are now expected to end the fiscal year 35 to 40 percent lower than prior year with progress exiting lower margin distributed brands and projected decline in its professional horticulture lighting business. The segment still expects break even or better non-GAAP adjusted EBITDA for the full year in line with previous guidance.

Additionally, three-year targets were provided at the Company’s Investor Day on July 16, 2024. Related materials, including video highlights from the day, are available on the events page of the Company’s investor website.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, July 31

The Company will discuss results during a video presentation via webcast today at 9 a.m. ET. To watch the Company presentation and listen to the question-and-answer session, please register in advance at this webcast link. For those planning to participate in the question-and-answer session that follows the video presentation, please register for the webcast to view the presentation in addition to registering in advance via this audio link to receive call-in details and a unique PIN. A replay of the conference call will also be available on the Company’s investor website where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net Sales Details

Fiscal Third Quarter (April - June 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	10%	—%	1%	—%	11%
Hawthorne	(30)%	—%	3%	1%	(28)%
Other	9%	(1)%	(1)%	—%	7%
Total SMG	7%	—%	1%	(1)%	7%

Fiscal Year-to-Date (October 2023 - June 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	3%	—%	(1)%	—%	2%
Hawthorne	(31)%	—%	(2)%	—%	(33)%
Other	3%	—%	(1)%	—%	2%
Total SMG	—%	—%	(1)%	—%	(1)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile to net sales

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s operations, financial condition or reputation, may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Our success depends upon the retention and availability of key personnel and the effective succession of senior management;
•Our workforce reductions may cause undesirable consequences and our results of operations may be harmed;
•Disruptions in availability or increases in the prices of raw materials, fuel or transportation costs could adversely affect our results of operations;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase our costs of doing business or limit our ability to market all of our products;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•The Company’s decision to maintain, reduce or discontinue paying cash dividends to its shareholders or repurchasing its Common Shares could cause the market price for its common shares to decline;
•If the perception of the Company’s brands or organizational reputation are damaged, its customers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations;

•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 24% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President, Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net sales		$1,202.2	$1,118.7	7%	$3,138.0	$3,176.8	(1)%
Cost of sales		850.6	880.1		2,191.4	2,300.7
Cost of sales—impairment, restructuring and other		(2.5)	32.7		66.6	161.8
Gross margin		354.1	205.9	72%	880.0	714.3	23%
% of sales		29.5%	18.4%		28.0%	22.5%
Operating expenses:
Selling, general and administrative		147.9	128.5	15%	441.4	443.3	—%
Impairment, restructuring and other		(0.8)	1.7		(5.9)	32.0
Other (income) expense, net		6.9	(1.6)		19.6	(2.7)
Income from operations		200.1	77.3	159%	424.9	241.7	76%
% of sales		16.6%	6.9%		13.5%	7.6%
Equity in (income) loss of unconsolidated affiliates		(23.0)	(22.2)		6.5	(3.5)
Interest expense		38.8	47.1		125.6	138.1
Other non-operating (income) expense, net		1.3	0.4		4.2	(0.2)
Income before income taxes		183.0	52.0	252%	288.6	107.3	169%
Income tax expense		50.9	8.3		79.5	19.0
Net income		$132.1	$43.7	202%	$209.1	$88.3	137%

Basic net income per common share	(1)	$2.33	$0.78	199%	$3.69	$1.58	134%
Diluted net income per common share	(2)	$2.28	$0.77	196%	$3.64	$1.57	132%

Common shares used in basic net income per share calculation		56.8	56.2	1%	56.7	55.9	1%
Common shares and potential common shares used in diluted net income per share calculation		58.0	56.6	2%	57.5	56.3	2%

Non-GAAP results:
Adjusted net income	(3)	$133.8	$66.0	103%	$263.5	$223.4	18%
Adjusted diluted net income per common share	(2) (3)	$2.31	$1.17	97%	$4.58	$3.97	15%
Adjusted EBITDA	(3)	$236.8	$127.0	86%	$607.4	$553.0	10%
Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business in Canada. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net Sales:
U.S. Consumer	$1,017.5	$916.4	11%	$2,704.0	$2,642.7	2%
Hawthorne	67.7	93.4	(28)%	214.2	317.6	(33)%
Other	117.0	108.9	7%	219.8	216.5	2%
Consolidated	$1,202.2	$1,118.7	7%	$3,138.0	$3,176.8	(1)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$210.3	$124.8	69%	$580.5	$553.5	5%
Hawthorne	3.8	(8.7)	144%	(9.2)	(41.7)	78%
Other	11.7	5.8	102%	13.0	21.8	(40)%
Total Segment Profit (Non-GAAP)	225.8	121.9	85%	584.3	533.6	10%
Corporate	(25.1)	(3.4)		(86.8)	(77.4)
Intangible asset amortization	(3.9)	(6.7)		(11.8)	(20.8)
Impairment, restructuring and other	3.3	(34.5)		(60.8)	(193.7)
Equity in income (loss) of unconsolidated affiliates	23.0	22.2		(6.5)	3.5
Interest expense	(38.8)	(47.1)		(125.6)	(138.1)
Other non-operating income (expense), net	(1.3)	(0.4)		(4.2)	0.2
Income before income taxes (GAAP)	$183.0	$52.0	252%	$288.6	$107.3	169%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 29, 2024	July 1, 2023	September 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$279.9	$27.4	$31.9
Accounts receivable, net	504.6	1,159.9	304.2
Inventories	606.8	884.9	880.3
Prepaid and other current assets	147.1	178.8	181.4
Total current assets	1,538.4	2,251.0	1,397.8
Investment in unconsolidated affiliates	106.8	196.5	91.9
Property, plant and equipment, net	599.0	590.3	610.3
Goodwill	243.9	254.5	243.9
Intangible assets, net	424.9	560.2	436.7
Other assets	576.3	601.9	633.1
Total assets	$3,489.3	$4,454.4	$3,413.7
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$52.9	$450.7	$52.3
Accounts payable	316.7	365.7	271.2
Other current liabilities	484.8	512.7	450.2
Total current liabilities	854.4	1,329.1	773.7
Long-term debt	2,436.4	2,628.8	2,557.4
Other liabilities	344.7	361.7	349.9
Total liabilities	3,635.5	4,319.6	3,681.0
Equity (deficit)	(146.2)	134.8	(267.3)
Total liabilities and equity (deficit)	$3,489.3	$4,454.4	$3,413.7

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 29, 2024			Three Months Ended July 1, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$354.1	$2.5	$351.6	$205.9	$(32.7)	$238.6
Gross margin as a % of sales	29.5%		29.2%	18.4%		21.3%
Income from operations	200.1	3.3	196.8	77.3	(34.5)	111.8
Income from operations as a % of sales	16.6%		16.4%	6.9%		10.0%
Income before income taxes	183.0	3.3	179.6	52.0	(34.5)	86.4
Income tax expense	50.9	5.1	45.8	8.3	(12.1)	20.4
Net income	132.1	(1.8)	133.8	43.7	(22.4)	66.0
Diluted net income per common share	2.28	(0.03)	2.31	0.77	(0.40)	1.17

Calculation of Adjusted EBITDA (3):	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023
Net income (GAAP)	$132.1	$43.7
Income tax expense	50.9	8.3
Interest expense	38.8	47.1
Depreciation	16.4	15.8
Amortization	3.9	6.7
Impairment, restructuring and other charges (recoveries)	(3.3)	34.5
Equity in income of unconsolidated affiliates	(23.0)	(22.2)
Interest income	(0.1)	(1.3)
Share-based compensation	21.1	(5.6)
Adjusted EBITDA (Non-GAAP)	$236.8	$127.0

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Nine Months Ended June 29, 2024			Nine Months Ended July 1, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$880.0	$(66.6)	$946.6	$714.3	$(161.7)	$876.0
Gross margin as a % of sales	28.0%		30.2%	22.5%		27.6%
Income from operations	424.9	(60.8)	485.6	241.7	(193.7)	435.4
Income from operations as a % of sales	13.5%		15.5%	7.6%		13.7%
Equity in (income) loss of unconsolidated affiliates	6.5	10.4	(3.9)	(3.5)	—	(3.5)
Income before income taxes	288.6	(71.2)	359.8	107.3	(193.7)	301.1
Income tax expense	79.5	(16.8)	96.3	19.0	(58.6)	77.6
Net income	209.1	(54.4)	263.5	88.3	(135.1)	223.4
Diluted net income per common share	3.64	(0.95)	4.58	1.57	(2.40)	3.97

Calculation of Adjusted EBITDA (3):	Nine Months Ended June 29, 2024	Nine Months Ended July 1, 2023
Net income (GAAP)	$209.1	$88.3
Income tax expense	79.5	19.0
Interest expense	125.6	138.1
Depreciation	48.8	49.6
Amortization	11.8	20.8
Impairment, restructuring and other charges	60.8	193.7
Equity in (income) loss of unconsolidated affiliates	6.5	(3.5)
Interest income	(0.4)	(5.7)
Share-based compensation	65.7	52.7
Adjusted EBITDA (Non-GAAP)	$607.4	$553.0

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, determine incentive compensation and monitor compliance with the financial covenants contained in the Company’s borrowing agreements because it believes that these non-GAAP financial measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding impairment charges.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the reconciliations above which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.

For the three and nine months ended June 29, 2024, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring program, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the second quarter of fiscal 2024, the Company commenced plans to close additional Hawthorne distribution centers. The Company has also accelerated the reduction of certain Hawthorne inventory, primarily lighting, growing environments and hardware products, to reduce its on hand inventory to align with the reduced network capacity. During the three months ended June 29, 2024, the Company recorded net recoveries associated with this restructuring initiative that were not material. During the nine months ended June 29, 2024, the Company incurred costs of $66.6 million in the “Cost of sales—impairment, restructuring and other” line and $3.0 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.
•During the three and nine months ended June 29, 2024, the Company recorded a gain of $0.0 million and $12.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with a payment received in resolution of a dispute with the former ownership group of a business that was acquired in fiscal 2022.
•During the three and nine months ended June 29, 2024, the Company recorded a pre-tax impairment charge of $0.0 million and $10.4 million, respectively, associated with its investment in Bonnie Plants, LLC in the “Equity in (income) loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and nine months ended July 1, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. During the three and nine months ended July 1, 2023, the Company incurred costs of $32.7 million and $160.9 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, and $1.7 million and $24.9 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.